As filed with the Securities and Exchange Commission on April 11, 2013

Registration Statement No. 333-186711

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-9860

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Steven Chuslo, Esq.

Executive Vice President, General Counsel

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-6161

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel (212) 859-8000 Fax (212) 859-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hannon Armstrong Sustainable Infrastructure Capital, Inc. is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-186711) (the “Registration Statement”) as an exhibit-only filing to file Exhibits 1.1, 3.1, 3.2, 3.3, 4.1, 5.1, 8.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.13, 10.14, 21.1, 23.1 and 23.2, none of which had been previously filed. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$31,400
Financial Industry Regulatory Authority, Inc. filing fee	$37,500
NYSE listing fee	$125,000
Legal fees and expenses (including Blue Sky fees)	$2,342,380
Accounting fees and expenses	$653,500
Printing and engraving expenses	$300,000
Transfer agent fees and expenses	$2,500
Miscellaneous	$282,500

Total	$3,774,780

*	To be furnished by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent sales of unregistered securities.

Concurrently with the closing of this offering, holders of ownership interests in Hannon Armstrong will exchange their ownership interests as follows:

•	pursuant to separate merger and related agreements, the separate corporations which hold membership interests in Hannon Armstrong will be merged with and into us;

•	in connection with such mergers, existing owners of the corporations will receive 1,794,039 shares of our common stock having an aggregate value of approximately $26.9 million;

•

pursuant to separate contribution and related agreements certain direct or certain indirect holders of membership interests in Hannon Armstrong will contribute such membership interests to us in exchange for approximately 326,437 OP units having an aggregate value of approximately $4.9 million;

•

pursuant to the terms of the partnership agreement of our operating partnership, an existing holder of a limited partnership interest in the operating partnership will be entitled to convert his interest into 129,524 OP units having an aggregate value of approximately $1.9 million;

The common stock and OP units described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 34. Indemnification and limitation of directors’ and officers’ liability.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who served any predecessor of our company, including Hannon Armstrong, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)	Financial Statements.

See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
1.1	Form of Underwriting Agreement among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the underwriters named therein
3.1	Form of Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
3.2	Form of Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
3.3	Form of Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P.
4.1	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
5.1	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	Form of 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan
10.2	Form of Restricted Stock Unit Award Agreement
10.3	Form of Restricted Stock Award Agreement
10.4	Form of Registration Rights Agreement, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the parties listed on Schedule I thereto
10.5	Form of Indemnification Agreement
10.6	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey Eckel
10.7	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and J. Brendan Herron, Jr.
10.8	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Steven Chuslo
10.9	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Nathaniel J. Rose
10.10	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Marvin R. Wooten
10.11*	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub I LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund, LLC, MissionPoint HA ES Development I Corp., MissionPoint HA Parallel Fund I Corp. and MissionPoint HA Parallel Fund, L.P.
10.12*	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub II LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund II, LLC, MissionPoint HA ES Development II Corp., MissionPoint HA Parallel Fund II Corp. and MissionPoint HA Parallel Fund, L.P.

Exhibit number	Exhibit description
10.13	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub III LLC, each of the individuals listed on Exhibit A attached thereto and each of the entities listed on Exhibit A attached thereto
10.14	Form of Contribution Agreement, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, L.P., MissionPoint HA Parallel Fund III, LLC and MissionPoint HA Parallel Fund, L.P.
21.1	List of subsidiaries of Hannon Armstrong Sustainable Infrastructure Capital, Inc.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3†	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Capital, LLC and HA Energy Source Holdings, LLC
23.4†	Consent of Ernst & Young LLP for EnergySource, LLC and Hudson Ranch I Holding, LLC
99.1†	Consent of Charles M. O’Neil as a director nominee
99.2†	Consent of Richard J. Osborne as a director nominee
99.3†	Consent of Jackalyne Pfannenstiel as a director nominee

*	To be filed by amendment.
†	Filed previously.

Item 37. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 11, 2013.

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

By:	/s/ J. Brendan Herron
	Name:	J. Brendan Herron
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Jeffrey W. Eckel Jeffrey W. Eckel	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 11, 2013

/s/ J. Brendan Herron J. Brendan Herron	Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	April 11, 2013

/s/ Mark J. Cirilli Mark J. Cirilli	Director	April 11, 2013

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1	Form of Underwriting Agreement among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the underwriters named therein

3.1	Form of Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

3.2	Form of Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

3.3	Form of Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P.

4.1	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Form of 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan

10.2	Form of Restricted Stock Unit Award Agreement

10.3	Form of Restricted Stock Award Agreement

10.4	Form of Registration Rights Agreement, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the parties listed on Schedule I thereto

10.5	Form of Indemnification Agreement

10.6	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey Eckel

10.7	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and J. Brendan Herron, Jr.

10.8	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Steven Chuslo

10.9	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Nathaniel J. Rose

10.10	Form of Employment Agreement, dated April , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Marvin R. Wooten

10.11*	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub I LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund, LLC, MissionPoint HA ES Development I Corp., MissionPoint HA Parallel Fund I Corp. and MissionPoint HA Parallel Fund, L.P.

10.12*	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub II LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund II, LLC, MissionPoint HA ES Development II Corp., MissionPoint HA Parallel Fund II Corp. and MissionPoint HA Parallel Fund, L.P.

10.13	Form of Agreement and Plan of Merger, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub III LLC, each of the individuals listed on Exhibit A attached thereto and each of the entities listed on Exhibit A attached thereto

10.14	Form of Contribution Agreement, dated as of April , 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, L.P., MissionPoint HA Parallel Fund III, LLC and MissionPoint HA Parallel Fund, L.P.

Exhibit number	Exhibit description

21.1	List of subsidiaries of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3†	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Capital, LLC and HA Energy Source Holdings, LLC

23.4†	Consent of Ernst & Young LLP for EnergySource, LLC and Hudson Ranch I Holding, LLC

99.1†	Consent of Charles M. O’Neil as a director nominee

99.2†	Consent of Richard J. Osborne as a director nominee

99.3†	Consent of Jackalyne Pfannenstiel as a director nominee

*	To be filed by amendment.
†	Filed previously.